EXHIBIT 8.1


                    FRIED, FRANK, HARRIS, SHRIVER & JACOBSON



January 11, 2001


Minnesota Mining and Manufacturing Company
3M Center
St. Paul, Minnesota 55144

Ladies and Gentlemen:


     We are acting as special counsel to Minnesota Mining and Manufacturing Company, a Delaware corporation ("3M"), in connection with the proposed merger (the "Merger") of Barbados Acquisition, Inc., a wholly owned subsidiary of 3M ("Merger Sub") with and into Robinson Nugent, Inc. ("Robinson Nugent"), with Robinson Nugent surviving the Merger. The Merger will be consummated pursuant to an Agreement and Plan of Merger, dated as of October 2, 2000, by and between 3M, Robinson Nugent and Merger Sub (the "Merger Agreement"). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

     3M has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), a registration statement on Form S-4 (File No. 333-49830) (the "Registration Statement") with respect to the common stock of 3M to be issued to the Robinson Nugent shareholders in the Merger in exchange for their common shares of Robinson Nugent. In addition, 3M and Robinson Nugent have prepared, and we have reviewed, a Proxy Statement/Prospectus which is contained in and made a part of the Registration Statement (the "Proxy Statement/Prospectus"), and the Appendices thereto, including the Merger Agreement. In rendering the opinion set forth below, we have relied upon the facts and assumptions stated in the Proxy Statement/Prospectus and upon such other documents as we have deemed appropriate.

     We have assumed that (i) all parties to the Merger Agreement, and to any other documents reviewed by us, have acted, and will act, in accordance with the terms of the Merger Agreement and such other documents and (ii) the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions. Under the Merger Agreement, it is a condition to the closing of the Merger that 3M and Robinson Nugent each receive an opinion, dated as of the date of the Merger, of Fried, Frank, Harris, Shriver & Jacobson (which condition 3M and Robinson Nugent have agreed will not be waived without re-soliciting proxies from shareholders of Robinson Nugent), to the effect that the Merger will, based upon certain representations and statements by 3M and Robinson Nugent, constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

     Based upon and subject to the foregoing, we hereby confirm that the discussion set forth in the Proxy Statement/Prospectus under the caption "The Merger -- Federal Income Tax Consequences," subject to the qualifications, limitations and assumptions contained therein, represents our opinion as to the material federal income tax consequences of the merger to 3M, Robinson Nugent and the holders of Robinson Nugent common shares who are citizens or residents of the United States or that are domestic corporations. No opinion is expressed on any matters other than those specifically referred to herein.


     The opinion expressed herein is furnished to you for use in connection with the Registration Statement and may not be used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Proxy Statement/Prospectus under the caption "The Merger -- Federal Income Tax Consequences". In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                        Very truly yours,



                                        By: /S/ FRIED, FRANK, HARRIS, SHRIVER &
                                                JACOBSON
                                            ------------------------------------
                                            FRIED, FRANK, HARRIS, SHRIVER &
                                            JACOBSON